PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

Titanium Metals Corporation	John A. St. Wrba
5430 LBJ Freeway, Suite 1700	Vice President and Treasurer
Dallas, Texas 75240	(972) 233-1700

TIMET REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS AND COMPLETION OF LONG TERM CUSTOMER AGREEMENTS

DALLAS, TEXAS . . . February 28, 2008 . .. . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported net income attributable to common stockholders of $59.4 million, or $0.33 per diluted share, for the quarter ended December 31, 2007, compared to $110.6 million, or $0.61 per diluted share, for the quarter ended December 31, 2006.  Net income attributable to common stockholders for the year ended December 31, 2007 was $263.1 million or $1.46 per diluted share, compared to $274.5 million or $1.53 per diluted share for the year ended December 31, 2006.

The Company’s net sales were $298.6 million during the fourth quarter of 2007 compared to $323.5 million during the fourth quarter of 2006.  Net sales for 2007 compared to 2006 increased 8% to $1.3 billion, due primarily to increased average selling prices, which more than offset an overall decline in aggregate sales volumes.  The Company believes uncertainty regarding the build-out schedule for certain new generation commercial aircraft such as the Boeing 787 DreamlinerTM and Airbus A380 has contributed to short-term volatility in the overall market demand for both melted and mill products as adjustments are made at various levels in the aircraft supply chain.

Operating income for the fourth quarter of 2007 was $56.6 million compared to $109.5 million during the same period in 2006, and operating income for 2007 was $372.0 million compared to $382.8 million during 2006.  Operating income was affected by increases in certain raw material costs, including titanium sponge and scrap.  Over the past year, increases in global titanium sponge capacity and increased use of titanium in the manufacture of components and products have resulted in the increased availability of titanium sponge and scrap.  As a result, the Company’s cost of purchased titanium sponge and scrap has been declining during the latter part of 2007, and it is anticipated that this trend will continue into 2008.  Operating income comparisons were also impacted by the December 2006 sale of the Company’s interest in the VALTIMET joint venture, which contributed equity in earnings of $3.0 million in the fourth quarter of 2006 and $14.1 million for the full year of 2006 prior to the sale, as well as the Company’s previous announcement during the fourth quarter of 2007 that it decided to indefinitely delay the construction of a new VDP sponge plant.  The Company’s design and engineering efforts for a new sponge facility have been substantially completed, providing the Company with the ability to have such a facility operational within approximately two years of commencement of construction.  Although the design and engineering efforts provide the Company with additional flexibility and opportunity to consider alternative sponge supply options in the future, the indefinite delay requires the Company to expense $6.0 million of project costs previously capitalized ($0.02 per diluted share, net of income tax benefit).

The Company's results in the fourth quarter of 2007 include an $18.3 million non-operating gain ($0.10 per diluted share) related to the sale of its minority common stock ownership position in CompX International, Inc.  The Company's results in the fourth quarter of 2006 include a $40.9 million non-operating gain ($0.24 per diluted share, including a net income tax benefit of $3.9 million) related to the sale of its minority interest in VALTIMET.  TIMET utilized a portion of its capital loss carryforward, the benefit of which had previously not been recognized, to completely offset the current income taxes generated from both sales.

The Company’s sales order backlog has remained strong at $1.0 billion at the end of December 2007 compared to $1.1 billion at the end of December 2006.

Steven L. Watson, Vice Chairman and Chief Executive Officer, said, “We achieved record levels of net sales in 2007, reflecting strong demand for titanium metal across all major market sectors.  These results were largely driven by higher average selling prices for both melted and mill products as well as changes in product mix.  We continue to pursue our strategic plans that focus on anticipated long-term favorable trends in demand by expanding our productive capacity with a focus on opportunities to improve our operating flexibility, efficiency and cost structure.  In particular, we continue to expand our operating capabilities in the demanding aerospace industry segment in order to enhance our ability to meet our current and prospective customers’ needs and strengthen our position as a reliable supplier in markets where technical ability and precision are critical.  These efforts include strategic initiatives to assure we have the necessary availability of raw materials, melt capacity and mill product processing capabilities.  While the recently announced delays of initial deliveries of the Boeing 787 DreamlinerTM commercial aircraft may contribute to short-term volatility in the overall market demand for our products as adjustments are made at various levels in the aircraft supply chain, we expect long-term industry-wide demand trends will continue to be favorable.

“During 2007 and early 2008, we completed renewals, extensions and expansions of long-term  agreements with several of our customers that supply components to the major aerospace jet engine manufacturers, including recently completed agreements with Wyman Gordon and Snecma.  As a result, we have enhanced our position as the major titanium supplier to this market segment, including long-term customer supply agreements with terms up to 10 years and aggregate estimated revenues of up to approximately $4 billion.  Based on existing customer agreements and relationships, we currently estimate that we will supply approximately two thirds of the global commercial aerospace jet engine market requirements for titanium over the next five to ten years.  We also have existing long-term supply agreements with other commercial aerospace and industrial customers and continue to explore opportunities to expand or renew these existing arrangements, as well as to enter into new long-term agreements in these and other industry segments.

“The completion of additional long-term sponge supply agreements during 2007, together with reaching full productive capacity at our Henderson sponge facility and initiatives to increase our scrap recycling and melt capabilities, provide TIMET with additional options and greater flexibility with regard to its future raw material supply requirements.  We believe our projected mix of internally generated sponge and scrap, along with our assured long-term third party sources of sponge and scrap, will assist in controlling cost for the products we produce compared to that which could be achieved solely through additional internal production of sponge.  We recently completed an 8,500 metric ton expansion of our electron beam capacity, and we have commenced construction of other previously announced electron beam and vacuum arc remelting capacity additions, all of which are expected to be completed during 2008 and 2009.  These additions will more than double our EB melt capacity and will increase our VAR melt capacity by approximately one-third.

“We intend to continue to explore other opportunities to expand our existing production and conversion capacities through internal expansion and long-term third-party arrangements, as well as potential joint ventures and acquisitions.  We believe our efforts to allocate resources across our entire manufacturing process, supplemented with committed capacity from third-party sources, will allow us to achieve profitable growth and enhance long-term return on invested capital.  We also believe TIMET’s projected future liquidity and financial resources will provide the Company the means to continue to pursue our growth and expansion strategy.”

The financial information contained in this release is subject to future correction and revision and the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 with the Securities and Exchange Commission (“SEC”) and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q filed with the SEC.

The statements contained in this release that are not historical fact are forward-looking statements that represent TIMET management’s beliefs and assumptions based on currently available information.  Forward-looking statements can generally be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends.  Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it does not know if these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results.  Actual future results could differ materially from those described in such forward-looking statements, and TIMET disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in our other filings with the SEC which include, but are not limited to:

•	the cyclicality of the commercial aerospace industry;
•	the performance of aerospace manufacturers and TIMET under long-term agreements;
•	the existence or renewal of certain long-term agreements;
•	the difficulty in forecasting demand for titanium products;
•	global economic and political conditions;
•	global production capacity for titanium;
•	changes in product pricing and costs;
•	the impact of long-term contracts with vendors on TIMET’s ability to reduce or increase supply;
•	the possibility of labor disruptions;
•	fluctuations in currency exchange rates;
•	fluctuations in the market price of marketable securities;
•	uncertainties associated with new product or new market development;
•	the availability of raw materials and services;
•	changes in raw material prices and other operating costs (including energy costs);
•	possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	competitive products and strategies; and
•	other risks and uncertainties.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.

• • • • •

TITANIUM METALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share and product shipment data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2006	2007	2006	2007

Net sales	$323.5	$298.6	$1,183.2	$1,278.9
Cost of sales	199.8	218.1	747.1	831.5

Gross margin	123.7	80.5	436.1	447.4

Selling, general, administrative and development expense	17.3	17.2	67.0	69.0
Other income (expense), net	3.1	(6.7)	13.7	(6.4)

Operating income	109.5	56.6	382.8	372.0

Other non-operating income, net	38.8	20.4	35.6	21.6

Income before income taxes and minority interest	148.3	77.0	418.4	393.6

Provision for income taxes	33.7	15.5	128.4	116.9
Minority interest in after-tax earnings	2.6	1.1	8.7	8.5

Net income	112.0	60.4	281.3	268.2

Dividends on Series A Preferred Stock	1.4	1.0	6.8	5.1

Net income attributable to common stockholders	$110.6	$59.4	$274.5	$263.1

Earnings per share attributable to common stockholders:
Basic	$0.69	$0.36	$1.77	$1.62
Diluted	$0.61	$0.33	$1.53	$1.46

Weighted average shares outstanding:
Basic	161.2	165.3	155.0	162.8
Diluted	184.2	184.3	183.8	184.3

Melted product shipments:
Volume (metric tons)	1,615	1,030	5,900	4,720
Average selling price (per kilogram)	$43.25	$34.65	$38.30	$40.65

Mill product shipments:
Volume (metric tons)	3,585	3,570	14,160	14,230
Average selling price (per kilogram)	$61.00	$62.95	$57.85	$66.90